Exhibit 5

SHUMAKER, LOOP & KENDRICK, LLP
ATTORNEYS AT LAW
101 East Kennedy Blvd., Suite 2800
Tampa, FL 33602
Telephone (813) 229-7600
Telecopy (813) 229-1660

May 23, 2005

Sykes Enterprises, Incorporated
400 North Ashley Drive
Tampa, Florida 33602

Re:	Securities and Exchange Commission Registration Statement on Form S-8 Covering 450,000 Stock Units and 500,000 Shares of Common Stock, $.01 par value

Gentlemen:

     We are legal counsel to Sykes Enterprises, Incorporated, a Florida corporation (the “Company”), and have acted as such in the preparation and filing of its Registration Statement on Form S-8 with the Securities and Exchange Commission (the “SEC”) pursuant to the requirements of the Securities Act of 1933, as amended, and the General Rules and Regulations of the SEC promulgated thereunder for the registration of 450,000 Stock Units (the “Stock Units”) and 500,000 shares (the “Shares”) of the common stock, par value $.01 per share, of the Company. In connection with the following opinion, we have examined and have relied upon such documents, records, certificates, statements and instruments as we have deemed necessary and appropriate to render the opinion herein set forth.

     Based upon the foregoing, it is our opinion that the Stock Units and the Shares, when and if issued in the manner set forth in the Registration Statement, will be legally issued, fully paid and nonassessable.

     The undersigned hereby consents to the filing of this opinion as Exhibit 5 to the Registration Statement.

Very truly yours,

SHUMAKER, LOOP & KENDRICK, LLP

/s/ Gregory C. Yadley

Gregory C. Yadley